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Warburg Pincus Institutional Fund, Inc. - Small Co. Growth Fund, Inc.


         Aggregate Total Return from inception Without Waivers:

                                    ((12,890-10,000)/10,000) = 28.90%

         Annualized Total Return from inception Without Waivers:

                                    ((12,890/10,000)1/.84384* -1) = 35.10%

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* - As used here, 1/.84384 is an exponent.



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Warburg Pincus Institutional Fund, Inc. - Small Company Growth Fund



Common Shares
    One Year            ((00.000.00/10,000)1/1* -1)             =  0.00%
    Three Year          ((00.000.00/10,000)1/3** -1)            =  0.00%
    Five Year           ((00.000.00/10,000)1/5*** -1)           =  0.00%
    From Inception      ((2,890.00/10,000)1/.84384**** -1)      = 28.90%


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* - As used here, 1/1 is an exponent.
** - As used here, 1/3 is an exponent.
*** - As used here, 1/5 is an exponent.
**** - As used here, 1/.84384 is an exponent.